EXHIBIT 12
                          SONAT INC. AND SUBSIDIARIES

                       Computation of Ratios of Earnings
                  from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                                  Nine Months Ended
                                                      Sept 30,                         Years Ended December 31,


                                                 1995         1994         1994       1993         1992        1991         1990
                                                 ----         ----         ----       ----         ----        ----         ----

                                                                                 (In Thousands)
Earnings from Continuing Operations:
    Income (loss) before income taxes          $278,139     $158,309    $154,871    $364,198     $133,728    $ 98,374      $127,811
Fixed charges (see computation below)           129,526       95,988     125,916     128,468      156,428     175,980       165,021
    Less allowance for interest capitalized      (4,973)      (5,037)     (6,692)     (4,101)      (8,422)     (7,951)       (6,184)
                                               --------     --------    --------    --------     --------    --------      --------

Total Earnings Available for Fixed Charges     $402,692     $249,260    $274,095    $488,565     $281,734    $266,403      $286,648
                                               ========     ========    ========    ========     ========    ========      ========


Fixed Charges:
    Interest expense before deducting
    interest capitalized                       $124,602     $ 91,550    $120,295    $122,204     $149,165    $168,510      $158,550
    Rentals(b)                                    4,924        4,438       5,621       6,264        7,263       7,470         6,471
                                               --------     --------    --------    --------     --------    --------      --------

                                               $129,526     $ 95,988    $125,916    $128,468     $156,428    $175,980      $165,021
                                               ========     ========    ========    ========     ========    ========      ========


Ratio of Earnings to Fixed Charges                  3.1          2.6         2.2         3.8          1.8         1.5           1.7
                                               ========     ========    ========    ========     ========    ========      ========




----------------

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.